Exhibit 99.24

SIXTH AMENDMENT TO

STOCK PLEDGE AND CONTROL AGREEMENT

THIS SIXTH AMENDMENT TO STOCK PLEDGE AND CONTROL AGREEMENT is dated as of the 2nd day of April, 2004 (this “Amendment”), by and between CONSUMER PORTFOLIO SERVICES, INC, a California corporation (the “Company”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the “Secured Party”).

R E C I T A L S

A. The Company and the Secured Party previously entered into the Third Amended and Restated Securities Purchase Agreement pursuant to which, among other things, the Company and the Secured Party amended and restated the Second Amended and Restated Securities Purchase Agreement between them.

B. In connection with the closing of the transactions contemplated by the Second Amended and Restated Securities Purchase Agreement, the parties entered into that certain Stock Pledge and Control Agreement dated as of March 8, 2002, as amended by an Amendment to Stock Pledge and Control Agreement effective as of March 8, 2002, by a Second Amendment to Stock Pledge and Control Agreement effective as of August 21, 2002, by a Third Amendment to Stock Pledge and Control Agreement effective as of April 4, 2003, by a Fourth Amendment to Stock Pledge and Control Agreement dated as of May 20, 2003, and by a Fifth Amendment to Stock Pledge and Control Agreement dated as of January 29, 2004 (as so amended, the “Pledge Agreement”), pursuant to which, among other things, the Company pledged, assigned and granted a valid first priority security interest in and control over, among other things, the Pledged Stock as security for the payment and performance in full of all Obligations to Purchaser.

C. Unless otherwise indicated, all capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement or the Pledge Agreement, as the case may be.

D. The Company has requested that the Secured Party consent to the consummation of the Transaction (as defined in the Consent and First Amendment (as defined below)), and the Secured Party is willing to consent to the consummation of the Transaction, and to the formation of a new subsidiary, 71270 Corp., a Delaware corporation (the “New Subsidiary”) in connection therewith, all on the terms and subject to the conditions set forth in that certain Consent and First Amendment to Securities Purchase Agreement dated as of April 2, 2004 (the “Consent and First Amendment”), by and between the Company and the Secured Party;

E. In connection with the closing of the transactions contemplated by the Consent and First Amendment (the “Transaction”), the parties wish to amend further the Pledge Agreement. In particular, the parties wish to amend Schedule I (Pledged Stock) to the Pledge Agreement (“Schedule I”) to clarify that at the First Amendment Effective Date (as defined in the Consent and First Amendment) of the Transaction, all of the issued and outstanding shares of Capital Stock of the New Subsidiary are pledged to the Secured Party under the Pledge Agreement, and constitutes Pledged Stock hereunder.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Schedule I. Schedule I (Pledged Stock) to the Pledge Agreement is hereby amended by adding to such Schedule the additional information regarding the outstanding shares of Capital Stock of the New Subsidiary, attached hereto in Exhibit A. The parties agree that such Capital Stock of the New Subsidiary is Pledged Stock under the Pledge Agreement, and that the Company therefore grants to Secured Party a security interest therein, having all of the terms and conditions set forth in the Pledge Agreement, as amended to date. The Company represents and warrants that the shares of Capital Stock of the New Subsidiary identified on Exhibit A hereto constitute all of the outstanding shares of Capital Stock of the New Subsidiary.

2. Full Force and Effect. This Amendment amends the Pledge Agreement on and as of the date hereof, and the Pledge Agreement shall remain in full force and effect as amended hereby. The Pledge Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects.

3. Governing Law. In all respects, including all matters of construction, validity and performance, this Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles regarding choice of law or conflicts of laws.

4. Counterparts. This Amendment may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:
Charles E. Bradley, Jr.
President and Chief Executive Officer

By:
Robert E. Riedl
Senior Vice President and Chief Financial
Officer

SECURED PARTY

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:
Steven E. Hartman Vice President

EXHIBIT A

SCHEDULE I

Additional Pledged Stock

Name of Issuer	Class	Certificate No.	No. of Shares	Applicable Percentage
71270 Corporation., a Delaware corporation	Common Stock	1	—	100%